EXHIBIT 10.1
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                              LOAN AGREEMENT


     THIS AMENDED AND RESTATED LOAN AGREEMENT ("Agreement") is made and entered into as of June 1, 1998 by and between Simpson Manufacturing Co., Inc., a California Corporation ("Borrower") and UNION BANK OF CALIFORNIA, N.A. ("Bank"). This Agreement amends and restates in its entirety that certain loan agreement dated January 14, 1997 between Bank and Borrower.

SECTION 1.  THE LOAN

     1.1.1 The Revolver-To-Term Loan. Bank will loan to Borrower an amount not to exceed Thirteen Million Eight Hundred Thousand Dollars ($13,800,000) outstanding in the aggregate at any one time (the "Revolver-To-Term Loan"). Borrower may borrow, repay and reborrow all or part of the Revolver-To-Term Loan in accordance with the terms of the Revolver-To-Term Note. All borrowings of the Revolver-To-Term Loan must be made before June 30, 2000 at which time all unpaid principal under the Revolver-To-Term Loan shall be converted to a fully amortizing loan as set forth in subsection 1.1.3. The Revolver-To-Term Loan shall be evidenced by a promissory note (the "Revolver-To-Term Note") on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of the Revolver-To-Term Loan outstanding. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

     1.1.2 The Standby L/C Sublimit. As a sublimit to the Revolving Loan, Bank shall issue, as Borrower may request from time to time for the account of Borrower, one or more irrevocable, standby or commercial letters of credit (individually, an "L/C" and collectively, the "L/Cs"). All such L/Cs shall be drawn on such terms and conditions as are reasonably acceptable to Bank. The aggregate amount available to be drawn under all outstanding L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn L/Cs shall not exceed Four Million Dollars ($4,000,000.00) and shall reduce, dollar for dollar, the maximum amount available under the Revolving-To-Term-Loan. Each L/C shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form for L/C applications and reimbursement agreements. No L/C may be issued for a period exceeding 12 months, and no L/C shall expire after June 30, 2000. At Borrower's request, Bank will issue L/C's on behalf of Borrower's subsidiaries, including but not limited to: 1) Simpson Strong-Tie Company, Inc.; 2) Simpson Dura-Vent Company, Inc. and 3) Simpson Strong-Tie, International Inc., so long as the Borrower executes the Bank's standard form for L/C applications and reimbursement agreement.

Borrower currently maintains an outstanding L/C in the amount of Four Hundred Seventy Thousand Pounds Sterling (GBP470,000) maturing January 1, 1999 and an L/C in the amount of Three Hundred Thirty Three Thousand Nine Hundred Ninety Eight Dollars and fifty cents ($333,998.50) maturing on June 1, 1999. These L/C's shall now be considered as utilization under the L/C sublimit.

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     1.1.3  The Term Loan.  At Borrower's request and solely to repay the
Revolver-To-Term Loan, Bank will loan to Borrower the sum outstanding at the maturity of the Revolver-To-Term Loan in one disbursement on or before June 1, 2000 (the "Term Loan"). In the event of a prepayment of principal of the Term Loan and payment of any resulting fees, any prepaid amounts shall be applied to the scheduled principal payments in the reverse order of their maturity. The Term Loan shall be evidenced by the Revolver-To-Term Note.

     1.2  Terminology.

          As used herein the word "Loan" shall mean, collectively, all the credit facilities described above.

          As used herein the word "Note" shall mean the promissory note described above.

          As used herein, the words "Loan Documents" shall mean all documents executed in connection with this Agreement.

     1.3 Purpose of Loan. The proceeds of the Revolving-To-Term Loan shall be used for general working capital purposes and acquisitions.

     1.4.1 Interest. The unpaid principal balance of the Revolving-To-Term Loan shall bear interest at the rate(s) specified in the Note and selected by Borrower.

     1.4.2 Interest. The unpaid principal balance of the Term Loan shall bear interest at the rate(s) specified in the Note and selected by Borrower.

     1.5 Unused Fee. On June 30 and December 30 of each year beginning December 30, 1998, or the earlier termination of the Loan, Borrower shall pay to Bank a fee of one eighth of one percent (.125%) per year on the unused portion of the Revolving to Term Loan.

     1.6 Stand-by Letter of Credit Fees. Borrower agrees to pay Bank three quarters of one percent (.75%) per annum of the principal face sum of all L/C's.

     1.7 Disbursement. Upon execution hereof, Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization executed by Borrower.

     1.8 Controlling Document. In the event of any inconsistency between the terms of this Agreement and any Note or any of the other Loan Documents, the terms of such Note or other Loan Documents will prevail over the terms of this Agreement.

SECTION 2.  CONDITIONS PRECEDENT

Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

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     2.1  Compliance.  Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and other documents deemed necessary by Bank.

     2.2 Guaranties. Simpson Strong-Tie Company, Inc., and Simpson Dura-Vent Company, Inc. (collectively the "Guarantors") shall have executed and delivered to Bank their respective continuing guaranties, each in the amount of Thirteen Million Eight Hundred Thousand Dollars ($13,800,000), in form and amount satisfactory to Bank.

     2.3 Borrowing Resolution. Borrower shall have provided Bank with certified copies of resolutions duly adopted by the Board of Directors of Borrower, authorizing this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required by Borrower pursuant to this Agreement.

     2.4 Continuing Compliance. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an event of default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants that:

     3.1 Authority to Borrow. The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

     3.2 Financial Statements. The financial statements of Borrower, including both a consolidated balance sheet at 03/31/98, together with supporting schedules, and a consolidated income statement for the three (3) months ended 03/31/98, have heretofore been furnished to Bank, and are true and complete in all material respects and fairly represent the financial condition of Borrower during the period covered thereby. Since 03/31/98, there has been no material adverse change in the financial condition or operations of Borrower.

     3.3 Litigation. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner.

     3.4 Default. Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an event of default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an event of default.

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     3.5  Organization. Borrower is duly organized and existing under the laws of the state of its organization, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

     3.6 Authorization. This Agreement and all things required by this Agreement have been duly authorized by all requisite action of Borrower.

     3.7 Compliance With Laws. Borrower, to the best of its knowledge and belief, is not in violation with respect to any applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

     3.8 ERISA. Any defined benefit pension plans as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower, to the best of its knowledge and belief, meets as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

     3.9 Continuing Representations. These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct as of such date or dates.

SECTION 4.  AFFIRMATIVE COVENANTS

     Until the Note and all sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

     4.1 Use of Proceeds. Borrower will use the proceeds of the Loan only as provided in subsection 1.3 above.

     4.2 Records. Borrower will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles.

     4.3  Information Furnished.  Borrower will furnish to Bank:

          (a) Within sixty (60) days after the close of each fiscal quarter, a consolidated and consolidating financial statement, to include a balance sheet, income statement, statement of cash flow and consolidating schedules for Simpson Manufacturing Company, Inc., and its subsidiaries;

          (b) Within one hundred twenty (120) days after the close of each fiscal year, a consolidated financial statement of the Borrower accompanied by the unqualified opinion of an independent certified public accountant.

          (c) Give written notice to Bank within fifteen (15) days of any guaranty issued obligating Borrower or Guarantors;

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          (d) Notice of occurrence of any Event of Default or of any event, condition or occurrence which, with the giving of notice or the passage of time or both, would constitute an Event of Default;

          (e) Copies of any amendments to Borrower's loan documents with Well Fargo Bank;

          (f) Prompt written notice to Bank of all events of default under any of the terms or provisions of this Agreement or of any other agreement, contract, document or instrument entered, or to be entered into with Bank; and of any litigation which, if decided adversely to Borrower, would have a material adverse effect on Borrower's financial condition; and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations;

          (g) Prior written notice to Bank of any changes in Borrower's officers and other senior management; Borrower's name; and location of Borrower's assets, principal place of business or chief executive office; and

          (h) Give written notice at least 30 days prior to the proposed closing date of any acquisition in excess of Eight Million Dollars ($8,000,000.00), providing a description of the business or assets to be acquired and the terms of the acquisition.

     4.4 Tangible Net Worth. Borrower will at all times maintain Tangible Net Worth of not less than One Hundred Million Dollars ($100,000,000.00), plus fifty percent (50%) of net income after 12/31/97 measured on a quarterly basis. "Tangible Net Worth" shall mean net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, security deposits, and monies due from affiliates (including officers, shareholders and directors).

     4.5 Adjusted Total Liabilities to Tangible Net Worth. Borrower will at all times maintain a ratio of adjusted total liabilities to tangible net worth of not greater than 1.5:1.0. "Adjusted Total Liabilities" shall mean total liabilities plus all guarantees and similar contingent liabilities of Borrower and Guarantors.

     4.6 Profit From Operations. Borrower will maintain a net profit from operations, as defined by generally accepted accounting principles, of any positive amount for each fiscal year.

     4.7 Cash Flow. During the Term Loan period, Borrower will maintain a ratio of Cash Flow to Debt Service of not less than 1.5:1.0. Compliance with this subsection shall be measured as of the end of each fiscal year. "Cash Flow" shall mean net profit before taxes to which interest, net of capitalized interest, depreciation, amortization, and other noncash expenses are added for the twelve (12) month period immediately preceding the date of calculation. "Debt Service" shall mean interest expenses plus prior period current portion of long-term debt, including subordinated debt payments.

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     4.8  Litigation and Attorneys' Fees.  Borrower will pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

     4.9 Additional Requirements. Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

     4.10 Bank Expenses. Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff.

SECTION 5.  NEGATIVE COVENANTS

     Until the Note and all other sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

     5.1 Encumbrances and Liens. Borrower will not create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, or lien in all or any portion of its accounts receivable or other rights to payment, general intangibles, inventory or equipment except as otherwise provided in Section 5.2.

     5.2 Other Indebtedness. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank; (b) trade debt incurred by Borrower in the normal course of its business; (c) the existing liabilities of Borrower disclosed to Bank on its financial statement referenced in Section 3.2 hereof; (d) indebtedness arising under existing real estate secured loans, provided however that such indebtedness shall not exceed the lesser of (i) 100% of the purchase price of the real property or (ii) the appraised value; (e) unsecured indebtedness of Borrower to Wells Fargo Bank in an aggregate amount not to exceed Nine Million and Two Hundred Thousand Dollars ($9,200,000.00); and (f) unsecured indebtedness of subsidiaries in an aggregate amount not to exceed Ten Million Dollars ($10,000,000).

     5.3 Sale of Assets, Liquidation or Merger. Borrower will not liquidate, dissolve, or enter into any consolidation, merger, partnership or other combination, nor convey, nor sell, nor lease all or the greater part of its assets or business; nor permit the dissolution, merger, consolidation or sale of all or any greater part of the assets of any of Borrower's affiliates or subsidiaries.

     5.4 Guaranties. Borrower will not become a guarantor or surety, pledge its credits or properties in any manner in excess of $25,000,000 in the aggregate

     5.5 Acquisitions. Borrower will not make any acquisitions or acquire any net assets, other than fixed or capital assets acquired in the normal course of business, in excess of Twenty Million Dollars ($20,000,000) in any fiscal year.

     5.6 Lease Obligations. Borrower or Subsidiary will not incur new operating lease obligations as lessee which would result in aggregate lease payments for any fiscal year exceeding Fifteen Million Dollars ($15,000,000). Each said lease shall be of equipment or real property for use by Borrower or Subsidiary in the ordinary course of its business.

     5.7 Except for the amendment anticipated to be executed prior to June 30, 1998, the terms of which have been advised to the Bank, Borrower will not amend, alter, supplement or otherwise modify the terms of Guarantor's existing indebtedness to Wells Fargo Bank, N.A.

     5.8 Borrower will not transfer the proceeds of any loan or advance hereunder, or any other asset of Borrower to any affiliate or Guarantor, unless such transfer is evidenced by a valid and enforceable instrument or statement or account.

SECTION 6.  EVENTS OF DEFAULT

     The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

     6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents; or

     6.2  Any default shall occur under the Note; or

     6.3 Borrower or any Guarantor shall default in the due performance or observance of any covenant or condition of the Loan Documents, other than the default referred to in subsection 6.1 above, and such default shall not be cured within ten (10) business days after the occurrence thereof;

     6.4 Any guaranty required hereunder is breached or becomes ineffective, or any Guarantor disavows or attempts to revoke or terminate such guaranty; or

     6.5 If, in the opinion of Bank, there is materially adverse change in the financial condition of Borrower or any Guarantor, or for any reason Bank believes that the prospect of payment or performance pursuant to the Credit Facilities, any other indebtedness of Borrower to Bank, or any other agreement or instrument required by Bank in connection with the Credit Facilities has been impaired; or

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     6.6  Borrower or any Guarantor shall commit or do, or fail to commit or do, any act or thing which would constitute an event of default under any of the terms of any other agreement, document, or instrument executed, or to be executed by it and concerning a financial obligation of Borrower or any such Guarantor (including without limitation the existing loan documents with Wells Fargo Bank), and such default shall not have been cured within any applicable period of grace provided in such agreement, document or instrument.

     6.7 Borrower or any Guarantor suffers a change in Control. "Control" shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of the Borrower or Guarantor, through the ownership of fifty one percent (51%) or more of voting securities. For purposes of this section, change in Control shall not apply to either Barclay Simpson or Thomas J Fitzmyers.

SECTION 7.  MISCELLANEOUS PROVISIONS

     7.1 Additional Remedies. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

     7.2 Nonwaiver. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

     7.3 Inurement. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment of Borrower without Bank's consent shall be null and void.

     7.4 Applicable Law. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

     7.5 Amendments. This Agreement may be amended only in writing signed by all parties hereto.

     7.6 Integration Clause. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications verbal or written between Borrower and Bank shall be of no further effect or evidentiary value.

     7.7 Construction. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     7.8 Amendments. This Agreement may be amended only in writing signed by all parties hereto.

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     7.9  Counterparts.  Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original.


SECTION 8.  SERVICE OF NOTICES

     8.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

     8.2 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.



                          INTENTIONALLY LEFT BLANK



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THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.

UNION BANK OF CALIFORNIA, N.A.

/s/Joellen ademski                     /s/Lebbeus S. Case, Jr.
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Joellen Ademski                        Lebbeus S. Case, Jr.
Vice President                         Vice President

Address:
1800 Harrison Street, Suite 1400
Oakland, CA  94612-3429
Telephone:  (510) 271-1747
FAX:        (510) 271-1764


SIMPSON MANUFACTURING CO., INC.


/s/Thomas Fitzmyers                    /s/Steve Lamson
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Thomas Fitzmyers                       Steve Lamson
President                              Chief Financial Officer

Address:
4637 Chabot Drive, suite 200
Pleasanton, CA 94588-0789
Telephone:(925) 460-9912
FAX       :(925) 847-9114


ACKNOWLEDGED BY GUARANTORS:

SIMPSON STRONG-TIE COMPANY, INC.


/s/Thomas Fitzmyers                    /s/Steve Lamson
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SIMPSON DURA-VENT COMPANY, INC.


/s/Thomas Fitzmyers                    /s/Steve Lamson
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